EXHIBIT 2.3


                           PURCHASE AND SALE AGREEMENT

              THIS PURCHASE AND SALE AGREEMENT (the "Agreement") made this 18th day of February, 2000, by and between Roberts-Milford Associates Limited Partnership, a Massachusetts limited partnership, with an office at c/o Advanced Properties, Inc. ("API"), One Bridge Street, Newton, Massachusetts 02458 (hereinafter referred to as "Seller"), and (ii) Grove Corporation, a Delaware corporation having an office at 598 Asylum Avenue, Hartford, Connecticut 06105 (hereinafter called the "Purchaser").

                                   WITNESSETH:

         WHEREAS, Seller owns the fee simple title to the apartment complex identified on Schedule 1 hereto, and more specifically described on Exhibit A annexed hereto and made a part hereof; and

         WHEREAS, Seller desires to sell such property to the Purchaser, and the Purchaser desires to purchase such property from the Seller, all in the manner and upon and subject to the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all the parties, the parties hereto agree as follows:

              1. AGREEMENT TO BUY AND SELL. Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from Seller, all in the manner and upon and subject to the terms and conditions set forth in this Agreement, the following property (such property is hereinafter referred to as the "Property"):

              a) that certain piece or parcel of land described on Exhibit A, subject only to the Permitted Encumbrances (as defined in Section 5 hereof), together with the buildings and improvements thereon (such land, buildings and improvements are hereinafter collectively referred to as the "Premises");

              b) the easements, rights of-way, privileges and appurtenances, and rights to the same, belonging to and inuring to the benefit of the Premises (the items included in this subsection are sometimes hereinafter collectively referred to as the "Appurtenant Rights");

              c) all items normally considered fixtures of every kind, nature and description whatsoever, now or hereafter located on the Premises, or any part thereof, and used or usable in connection with any present or future occupancy of the Premises, or any part thereof (the items included in this subsection (c) are sometimes hereinafter collectively referred to as the "Building Equipment");

              d) all articles of personal property, used by the Seller, now or hereafter located on the Premises, or any part thereof, and used in connection with the Seller's operation or maintenance of the Premises, or any part thereof (the items included in this subsection (d) are sometimes hereinafter collectively referred to as the "Personal Property" and specifically include, without limitation, any items described on Exhibit B attached hereto and made a part hereof);

              e) all reserves and accounts maintained by or on behalf of the Seller pursuant to the requirement of any law or any applicable regulatory agreement or other requirement of any federal or state agency or authority with jurisdiction over any portion of the Premises, such as the United States Department of Housing and Urban Development ("HUD") and the Massachusetts Housing Finance Agency ("MHFA") (the items included in this subsection (e) are sometimes hereinafter collectively referred to as the "Regulatory Reserves" and specifically include, without limitation, the reserves specified on Schedule 3 attached hereto and made a part hereof); and

              f) all right, title and interest of the Seller, if any in and to the trade name of the Premises.

              2. PURCHASE PRICE. The purchase price for the Property (the "Purchase Price") is set forth on Schedule 2 to this Agreement, subject to the closing adjustments and prorations set forth herein. The Purchase Price consists of a cash amount specified on Schedule 2 (the "Cash Portion of the Purchase Price"), which shall be paid to the Seller at the Closing, as well as the estimated outstanding balance of the mortgage indebtedness specified on Exhibit C hereto (the "Assumed Mortgage Debt") which currently encumbers the Property, which Assumed Mortgage Debt shall be assumed by Purchaser (and title taken subject thereto) at the Closing. Seller shall receive a credit adjustment to the amount of the Cash Portion of the Purchase Price at Closing by an amount equal to the amortization to such Assumed Mortgage Debt which occurs between the date of the applicable mortgage balances specified on Schedule 2 and the Closing (hereinafter referred to as the "Mortgage Amortization Adjustment").

              a) EARNEST MONEY DEPOSITS. Simultaneously with the Purchaser's execution of this Agreement, Purchaser will deposit, as an initial earnest money deposit (the "Initial Deposit"), in escrow with Lawyer's Title Insurance Company or another title insurance company mutually acceptable to the parties (the "Escrow Agent"), the sum of Twenty-One Thousand Dollars ($21,000.00), in the form of a certified or bank check or by wire transfer of immediately available funds. Upon the expiration of the Due Diligence Period (as defined in Paragraph 3 hereof), if the Purchaser has not terminated this Agreement pursuant to said Paragraph 3, an additional Sixty Three Thousand Dollars ($63,000.00) (the "Additional Deposit") shall be deposited with the Escrow Agent. Until the Additional Deposit is paid, the Initial Deposit shall be also referred to herein as the "Deposit". When the Additional Deposit has been paid, the Initial Deposit, together with the Additional Deposit, shall be together referred to herein as the "Deposit". In the event that Purchaser terminates its obligations with respect to the Property in accordance with the terms hereof, the entire amount of such Deposit shall be returned to Purchaser or handled in the manner specified in a written instruction to the Escrow Agent, signed by both the Seller and Purchaser. Escrow Agent shall invest the Deposit in either a federally insured money market account, United States Treasury Bills, or such other instruments as Purchaser and Seller may agree upon. At Closing, the Deposit, together with all accrued interest and dividends thereon, will be credited against the Purchase Price. Any and all interest and dividends earned on the Deposit shall be paid over to the party entitled to the receipt of the Deposit under the terms of this Agreement. UPON A PURCHASER DEFAULT AFTER THIS

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AGREEMENT HAS BEEN FULLY EXECUTED,  SELLER'S SOLE AND EXCLUSIVE  REMEDY SHALL BE
TO TERMINATE THIS AGREEMENT AND RETAIN THE DEPOSIT (AND ALL INTEREST ACCRUED THEREON) AS LIQUIDATED DAMAGES.

              b) Balance of Purchase Price. At the Closing (as hereinafter defined), Purchaser will pay to Seller the balance of the Cash Portion of the Purchase Price, subject to the closing adjustments and prorations set forth herein, and the Mortgage Amortization Adjustment. The balance of the Purchase Price shall be paid by the Purchaser's assumption of (and taking title subject to) the Assumed Mortgage Debt which currently encumbers the Property.

              3. THE PURCHASER'S DUE DILIGENCE.

              a) For a period (the "Due Diligence Period") expiring sixty (60) days after the date of this Agreement, Purchaser and its consultants shall have the right to inspect, examine, and/or investigate the Property, and all physical, environmental, financial and legal aspects thereof, and the obligations of Purchaser hereunder shall be conditioned upon Purchaser being fully satisfied, in its sole discretion, as to all such inspections, investigations, and/or examinations. Seller shall fully cooperate with Purchaser in its inspections, examinations, and investigations including the disclosure to Purchaser of all available information requested by Purchaser and known by Seller or in its possession with respect to the Property. Throughout the Due Diligence Period, Purchaser shall have access to the Property to accomplish the foregoing, including, without limitation, the conduct of surface and subsurface tests and physical and environmental appraisals and studies. Purchaser agrees to give Seller prior written notice of its inspections. Any subsurface or invasive investigation shall require the prior consent of Seller, which shall not be unreasonably withheld. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, costs, expenses or damages arising out of any physical entry or testing by Purchaser or its agents, employees or nominees onto the Property. Purchaser's indemnification shall survive any termination of this Agreement. Purchaser shall not be entitled to commence the due diligence investigations contemplated in this Section 3 without first providing Seller with an indemnification agreement from Grove Operating, L.P., substantially identical to the indemnification obligations of Purchaser set forth in this Section 3(a). In the event Closing does not occur, Purchaser shall restore the Property as nearly as possible to its condition before Purchaser began any invasive investigations hereunder. In the event that Purchaser, after performing the above-referenced inspections, examinations, and/or investigations, is not fully satisfied, in its sole discretion, as to any of the foregoing, then Purchaser shall have the right to terminate this Agreement by written notice to Seller, received by Seller (by facsimile transmission or otherwise) on or before the expiration of the Due Diligence Period, and thereupon this Agreement shall be void with no recourse to the parties, except that the Deposit shall be handled in the manner contemplated in
Section 2 (a) above.

              b) Seller shall use best efforts to make available to Purchaser, at the property, the office of Seller and/or the office of the property manager, copies of all files, documentation and records, leases and other material relating to the Property, to the extent that the same are in the possession or control of Seller or the Property's property manager.

              c) At any time on or before the expiration of the Due Diligence Period, Purchaser may elect, in it sole and absolute discretion, not to complete the transactions contemplated in this Agreement, and terminate this Agreement. If Purchaser does not terminate this Agreement within such Due Diligence Period, but fails thereafter to close the transaction for any reason which would be deemed a default of Purchaser under this Agreement, then Seller shall retain the non-refundable Deposit as liquidated damages (in lieu of damages, specific performance or any other remedy Seller would otherwise have).

              d) In the event that, after the execution and delivery of this Agreement, Purchaser delivers a termination notice to Seller prior to the expiration of the Due Diligence Period, then the Deposit shall be treated as provided in Section 2 (a) above, this Agreement shall terminate with respect to Seller and the Property, and Purchaser and Seller shall have no further liabilities or obligations to each other or to Escrow Agent with respect to the Property or this Agreement, except under any provisions of this Agreement that expressly survives the termination thereof.

              e) In the event Purchaser discovers, prior to the Closing, the existence of any (A) building code violations, or (B) violations of applicable health, safety or environmental laws, or (C) other defective property, items or violations which are critical to the operation of the Property in the reasonable opinion of both Seller and Purchaser, and the aggregate cost of remedying such violations, property and items exceeds $10,000 but is less than $50,000, the parties agree to use their reasonable good faith efforts to adjust the Purchase Price to reflect such costs. In no event shall any adjustment to the Purchase Price exceed $50,000, unless both parties, in their sole and absolute discretion, otherwise agree in writing.

              4. CLOSING. The closing(s) of the transactions contemplated by this Agreement shall be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109 or another mutually acceptable location agreed to by the parties on or before the later to occur of (i) the forty-fifth (45th) day after the expiration of the Due Diligence Period, or (ii) the thirtieth (30th) day after the satisfaction of all conditions precedent set forth in this Agreement (such date, the "Closing Date"), provided, however, that if all the conditions precedent contemplated by this Agreement have not been satisfied or waived by the forty-fifth (45th) day after the expiration of the Due Diligence Period, then Purchaser shall have the right to defer the closing of all of the transactions contemplated herein until such time as all of the conditions precedent for Seller and Property have been satisfied or waived by Purchaser. In the event the closing contemplated hereunder has not occurred within the six month period following the expiration of the Due Diligence Period, either party shall be free to terminate their remaining obligations hereunder by written notice to the other. If the Closing Date established pursuant to the preceding sentence is a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day thereafter. The place, time and date provided for herein or hereafter, as may be changed by agreement of the parties, is sometimes referred to as the "Closing."

              5. NO ASSUMED LIABILITIES; PERMITTED ENCUMBRANCES. The Seller shall transfer marketable fee title to the Property at the Closing, free and clear of all liens and encumbrances other than the following items which are sometimes herein referred to as

"Permitted Encumbrances". The Purchaser will not assume any liabilities of the Seller or the Seller's business, except as expressly provided in this Agreement:

              a) The encumbrances set forth on Exhibit C attached hereto and made a part hereof and any other matters which are deemed Permitted Encumbrances under Section 9 hereof;

              b) The leases and tenancies set forth on the rent rolls that are attached hereto as Exhibit D and made a part hereof, as well as all leases and tenancies entered into after the date hereof and before the Closing which comply with the provisions of Section 11 hereof, and all liability to tenants with respect to security deposits under all such leases and tenancies to the extent such security deposits are transferred to or credited on behalf of Purchaser;

              c) Subject to the provisions of Section 11 of this Agreement, the 121A tax agreement and other regulatory agreements (excluding any management agreements) that the Property is currently subject to; and

              d) All of Seller's liabilities and obligations from and after the Closing Date under those contracts, agreements and unsecured financing, if any, listed in Schedule 4 (or in a Closing schedule to be signed by Purchaser and Seller at the Closing) for the servicing, maintenance and operation of the Property or the financing of equipment used in connection therewith (the
"Assumed Service Contracts"), including the laundry contracts with MacGray Company, Inc.

         Seller hereby agrees to indemnify, defend and hold Purchaser and its affiliates harmless from and against any and all claims, liabilities, losses, costs, expenses or damages arising out of any liabilities or obligations of Seller's business or operations with respect to the period prior to the Closing that are not expressly assumed in this Agreement by Purchaser.

         Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all claims, liabilities, losses, costs, expenses or damages arising out of any liabilities or obligations expressly assumed in this Agreement by Purchaser and/or Purchaser's business or operations with respect to the period from and after the Closing, which agreement shall survive any termination of this Agreement.

              6. DEPOSIT. The Deposit shall be held in escrow by the Escrow Agent pursuant to the provisions of Section 7 hereof. The Deposit shall include all interest and dividends earned thereon. In the event that the Closing shall occur in accordance with the provisions hereof, the Escrow Agent shall credit the Deposit against the Purchase Price. In the event that any such Closing shall fail to occur by reason of a default by Purchaser (whether or not willful) under this Agreement, the Deposit shall be paid to Seller as liquidated damages and thereupon this Agreement shall become null and void with respect to Seller and Purchaser, with no parties having any further rights or liabilities hereunder, it being understood and agreed that the loss of the Deposit shall be the sole liability on the part of Purchaser by reason of such default hereunder. If this Agreement is terminated by Purchaser in accordance with the terms hereof, the Deposit shall be handled in the manner provided in Section 2 (a) above.

              7. Escrow Amount and Escrow Agent's Powers. The Seller and the Purchaser acknowledge and agree that the Escrow Agent shall hold the Deposit pursuant to the terms and conditions of this Agreement, as well as any other supplemental agreements that such parties may enter into, subject to the following:

              a) The Escrow Agent shall act as a depository only and, pending settlement of the transactions contemplated by this Agreement, the Deposit shall be invested in an account bearing interest, and shall be disbursed in accordance with the terms of this Agreement. In the event there occurs a default by Seller under the terms of this Agreement and the sale contemplated herein is not consummated by reason thereof or in the event the Purchaser is, for any other reason under this Agreement, entitled to a return of the Deposit, the Purchaser shall be entitled to all interest which shall accrue on the Deposit. Escrow
Agent shall release and deliver the Deposit to the Seller or Purchaser after receipt of a written demand therefor by any one of the parties, alleging that the requesting party is entitled to receive all or a portion of the Deposit under the terms of this Agreement (but Escrow Agent shall not honor any such demand that is not signed by each of the parties until more than ten (10) business days after Escrow Agent has sent a copy of such demand to the other parties nor thereafter if Escrow Agent receives a written objection by one of the other parties within such ten (10) business day period); or (b) as directed by the parties pursuant to a written direction signed by each of the parties.

              b) In the event that the Seller or the Purchaser shall claim default under the terms of this Agreement, the Escrow Agent will not be required to deliver the Deposit to either of the parties without the written consent of the other; or upon failure thereof, until the right of either of the parties to receive the allocable portion of the Deposit shall be fully determined by a court of proper jurisdiction. Each party to this Agreement irrevocably submits to the jurisdiction of the federal district court located in the Commonwealth of Massachusetts for the purposes of any proceeding arising out of the transactions contemplated in this Agreement.

              c) The Seller and the Purchaser hereby release and discharge the Escrow Agent from all matters with respect to the subject matter hereof (except for gross negligence or intentional wrongdoing or breach of Escrow Agent's duties hereunder), and agree to indemnify and hold the Escrow Agent harmless from and against all costs, damages, judgments, attorney's fees, expenses, obligations, and liabilities of any kind or nature which, in good faith, the Escrow Agent may incur or sustain in connection with this Agreement, and without limiting the generality of the foregoing, the Escrow Agent shall not incur any liability due to a delay in the electronic wire transfer of funds or with respect to any action taken or omitted in reliance upon any instrument, including any written notice or instructions provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the trust and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

              8. DELIVERY OF DOCUMENTS. At the Closing, Seller shall deliver to the Purchaser the following documents (the "Documents") executed by the Seller:

              a) Quitclaim Deed in proper form (the "Deed"), containing Massachusetts quitclaim covenants, sufficient to convey to Purchaser good and marketable fee simple title to the Property, including all Appurtenant Rights and all Building Equipment, other than those items, if any, specified on
Schedule 8 (a) hereto, free from all liens, mortgages and other encumbrances and defects other than Permitted Encumbrances;

              b) Checks to the order of the appropriate governmental authorities in amounts sufficient to pay the real estate transfer or conveyance taxes payable upon the recording of the Deed;

              c) Affidavits customarily required by title insurance companies in the Commonwealth of Massachusetts for the issuing of title insurance protecting against mechanics liens and parties in possession;

              d) Waivers of mechanics liens (or bonds against such liens in form reasonably satisfactory to Purchaser) executed by or on behalf of all persons, firms and corporations who shall have furnished materials or performed work or services on or at the Property during the period commencing ninety (90) days prior to the Closing;

              e) A rent roll for the Property, in the form of the rent roll attached hereto as Exhibit D, dated as of ten (10) days before the Closing Date.

              f) Bill of Sale, substantially in the form attached hereto as Exhibit E, sufficient to convey to Purchaser or its designee good and marketable title to all personal property currently owned by Seller or used by Seller at the Property ("Personal Property"), free from all encumbrances other than Permitted Encumbrances;

              g) Assignment of Leases, substantially in the form attached hereto as Exhibit F or in a form approved by a Regulatory Authority, if any, having jurisdiction over the Property and reasonably acceptable to Purchaser;

              h) Original, ink-signed leases for all tenants of the Property who shall have signed such leases, to the extent Seller has possession of the same, and otherwise, copies thereof to the extent Seller has possession of the same;

              i) An assignment of all tenant security deposits and prepaid rents held by or on behalf of Seller with respect to the Property, substantially in the form of Exhibit G hereto;

              j) An assignment of all Regulatory Reserves held by or on behalf of Seller with respect to the Property, including those Regulatory Reserves identified on Schedule 3 hereto, substantially in the form of Exhibit J hereto;

              k) Original, ink-signed Assumed Service Contracts, to the extent Seller has possession of the same, and otherwise, copies thereof, to the extent Seller has possession of the same, together with an assignment, substantially in the form attached hereto as Exhibit H;

              l) All warranties, if any, applicable to the Property, the Building Equipment and the Personal Property, to the extent Seller has possession of the same, and an assignment of such warranties (to the extent assignable), substantially in the form of Exhibit I hereto;

              m) Letters to all tenants of the Property advising them of the transfer of the Premises, and the new address for paying rent;

              n) A certification of Seller certifying that all representations and warranties made by Seller are true and correct as of the Closing (or setting forth any known changes), and that all of Seller's covenants contained in this Agreement have been complied with;

              o) An Affidavit of Seller swearing that Seller is not a "foreign person" as defined in Section 1445(B)(2) of the Internal Revenue Code of 1986, as amended;

              p) A Certificate of Existence for Seller from the Secretary of the Commonwealth of Massachusetts, as well as other organizational instruments reasonably requested by Purchaser, including but not limited to organizational documents of Seller, certificates of limited partnership, officers' incumbency certificates of Seller's general partner reasonably requested by Purchaser evidencing the power and authority of API and Seller to enter into and/or perform this Agreement and/or to deliver the documents to be delivered hereunder;

              q) To the extent reasonably requested and specifically identified by Purchaser at least five (5) days prior to the Closing, photocopies of all of Seller's records and surveys and plans with respect to the Property;

              r) All keys in the possession of each of Seller to all locks at the Property;

              s) Copies of all partnership agreements, certificates and amendments thereto, certified as true and complete by the general partner of Seller, together with reasonable evidence that all requisite consents and approvals of Seller's partners have been obtained as required under Seller's partnership agreement and other agreements to which Seller is a party or by which the Property is subject or bound;

              t) Copies of all consents and approvals necessary to consummate the transactions contemplated in this Agreement (including, without limitation, all HUD and MHFA consents and approvals, a non-exclusive list of such currently known consents and approvals are specified on Schedule 8 (u) hereto);

              u) a reasoned opinion of counsel, in form and substance reasonably satisfactory to Purchaser, that the Trustee of the Trust (as hereinafter defined) has the authority to consent to the transactions contemplated herein upon the receipt in writing of the consent of the Noteholder Beneficiaries (as hereinafter defined) owning the requisite percentage of the beneficial interest in the Trust; and

              v) Such other and further documents as may be reasonably required by Purchaser to effect the transactions contemplated by this Agreement.

         At the Closing, the Purchaser shall deliver to Seller the Purchase Price, and duly executed counterparts of the documents specified in Section 8
(g), (i) and (k) above, as well as such other and further documents as may be reasonably required by Seller to effect the transactions contemplated by this Agreement.

              9. TITLE. On or before the end of the Due Diligence Period, Purchaser, at its sole expense, may obtain a title search and survey of the Property and shall notify Seller, in writing, of any title or survey matters as to which Purchaser may object, provided that, with respect to such encumbrances or defects as arise after the date of such notice, Purchaser must notify Seller within five (5) business days after it has actual notice of such encumbrance or defect. Seller shall have a period of fifteen (15) days after receipt of any such objections in which to elect to notify Purchaser that Seller will attempt to remedy any or all of the matters as to which Purchaser has objected. Seller shall not be obligated to expend funds to cure any title matter objected to by Purchaser, other than monetary liens and encumbrances created by the actions or omissions of Seller that are capable of being removed by the payment of cash at Closing out of the Purchase Price, but expressly excluding the Assumed Mortgage Debt or any Permitted Encumbrance. All matters of record as of the date of Purchaser's initial title search with respect to which Purchaser fails to object to prior to the expiration of the Due Diligence Period, or with respect to which Purchaser timely objects but Seller fails to undertake to remedy as provided above, other than monetary liens and encumbrances created by the actions or omissions of Seller that are capable of being removed by the payment of cash at Closing out of the Purchase Price (but expressly excluding the Assumed Mortgage Debt or any Permitted Encumbrance), shall be deemed to constitute Permitted Encumbrances as provided in Section 5 hereof, subject to Purchaser's termination right provided below. Unless Seller has so notified Purchaser that Seller will attempt to remedy all such objections, Purchaser shall have ten (10) business days after (i) being notified by Seller that it will not remedy all such objections or (ii) the expiration of such fifteen (15) day period without receiving any notification from Seller of its intentions to remedy such objections, in which Purchaser shall either: (i) terminate this Agreement in writing, with the Deposit handled in the manner contemplated in Section 2(a) hereof; or (ii) be deemed to accept title and the survey subject to the noted objections, other than (1) those which Seller has expressly agreed in writing to remedy, and (2) monetary liens and encumbrances created by the actions or omissions of Seller that are capable of being removed by the payment of cash at Closing out of the Purchase Price, but expressly excluding the Assumed Mortgage Debt or any Permitted Encumbrance (which liens and encumbrances shall be removed by appropriate diminution of the Purchase Price at the Closing). If at the Closing Seller shall be unable to convey good and marketable title to the Property free and clear of such encumbrances or defects after diligent, good faith efforts to do so (Seller shall not be obligated to expend funds to cure such encumbrances or defects other than as provided above with respect to monetary liens and encumbrances), which title shall be insurable as such by a reputable title insurance company and at standard rates, without exceptions (other than the Permitted Encumbrances) which would adversely affect the use of the Premises as an apartment complex, Purchaser shall have the option either of accepting such title as Seller can convey with no diminution of the Purchase Price to reflect such encumbrances or defects, or of terminating this Agreement, in which event the Deposit shall be returned to Purchaser and neither Purchaser nor Seller shall have any further rights or obligations under this Agreement.

              10. POSSESSION. Seller shall deliver to the Purchaser or its designee full possession of its Property at the Closing, and shall take all steps requisite to put the Purchaser or its designee in actual possession and operating control of the Premises, subject only to the rights of tenants in possession of portions of the Premises pursuant to leases set forth on Exhibit D and those contemplated in Section 11 hereof.

              11. OPERATION OF PREMISES PRIOR TO CLOSING. From and after the execution of this Agreement and until the Closing, Seller:

              a) shall operate the Premises in the same manner operated prior to the date of this Agreement, including without limitation, maintaining the insurance coverages set forth in Section 16 (a)(xv) and Schedule 5 hereof ;

              b) shall not enter into any additional Sticky Voucher Programs with any regulatory agency or amend existing Sticky Voucher Programs to which the Property is subject;

              c) shall maintain the Premises, the Building Equipment and the Personal Property in good repair, reasonable wear and tear and casualty excepted;

              d) shall perform in all material respects all obligations required to be performed by Seller under all leases affecting the Premises;

              e) shall duly comply in all material respects with all laws, ordinances and regulations applicable to the use and operation of the Premises;

              f) shall not amend any lease affecting the Premises, or release or relieve any tenant of the Premises from any obligation arising under any lease affecting the Premises, if in either case the rent and/or other charges payable therefrom would be reduced, or terminate any such lease (except with regard to a tenant that is in default under its Lease), without obtaining the prior written consent of the Purchaser;

              g) agrees that, from and after the expiration of the Due Diligence Period, Seller shall make no capital improvements to the Property or refinance any of the indebtedness secured by the Property, without in each instance the prior written consent of Purchaser. Notwithstanding the foregoing, Purchaser's consent shall not be required with respect to those proposed capital improvements, if any, specified on Schedule 11 (g) hereto or if the failure to make certain capital improvements would constitute a default under the Assumed Mortgage Debt which encumbers the Property; and

              h) shall not enter into new leases for all or any portion of the Premises without obtaining the prior written consent of the Purchaser, except in the ordinary course of such Seller's business and in any event in accordance with the following guidelines:

                  (i) No term shall be more than one (1) year.

                  (ii) Rents shall be not less than the rents in effect at the Property during the six month period preceding the date of this Agreement.

              12. ADJUSTMENTS.

              a) Except as expressly provided herein, adjustment of real property taxes, fuel, water, electricity, sewer and such other items as are customarily adjusted in connection with commercial real estate transactions shall be made to the Purchase Price as of the Closing in accordance with the prevailing practices of the Massachusetts bar for real estate transactions in Milford, Massachusetts. Notwithstanding the foregoing: the Seller shall bear the cost of all real estate conveyance or transfer taxes payable by reason of the conveyance of the Property; Purchaser shall bear the expense of any title search, title insurance premiums, and survey which Purchaser may desire to obtain; Purchaser shall pay any fees charged by MHFA relating to the assumption of the Assumed Mortgage Debt; Purchaser shall bear the expense of filing and recording any survey, the deed conveying title to Purchaser and any mortgage which Purchaser may obtain in connection with the Closing; Purchaser shall pay all costs and expenses of Purchaser's due diligence investigations relative to Seller or the Property; and except as otherwise expressly provided herein, each party shall bear its own costs and expenses, including, without limitation, attorneys' fees and due diligence expenses, in connection with the transaction contemplated hereby.

              b) All tenants' security deposits and the Regulatory Reserves, together with accrued interest thereon, shall be paid and delivered to Purchaser at the Closing, with no adjustment payable to Seller with respect to such amounts, except as expressly provided in this subparagraph (b). For purposes of this Agreement, the term "Regulatory Reserves" includes all reserves and accounts maintained by or on behalf of Seller pursuant to the Assumed Mortgage Debt or pursuant to the requirement of any law or any applicable regulatory agreement or other requirement (a "Regulatory Agreement") of any federal or state agency or authority with jurisdiction over any portion of the Premises (hereinafter referred to as a "Regulatory Authority"), such as HUD and MHFA, which has provided mortgage financing, debt service and/or rent subsidies for the Property or which has jurisdiction over any portion of the Property. Notwithstanding the foregoing, at Closing, Purchaser agrees that the Purchase Price shall receive a credit in an amount equal to 88% of the balance in the specific Debt Service Escrow Reserve and the Operating Reserve identified on
Schedule 3.1 assigned to Purchaser at the Closing.

              c) Rents shall be adjusted in the following manner:

                  (i) Rents received by Seller as of the Closing for the calendar month in which the Closing shall occur shall be adjusted as of the date of Closing;

                  (ii) Rents received by Purchaser or Seller from a particular tenant after the date of Closing for the calendar month in which the Closing occurs shall be adjusted as of the date of Closing; any adjustments under this
Section 12(c)(ii) shall be made by Seller and Purchaser within ten (10) days after the end of the month in which the Closing occurs.

                  (iii) Except as provided in subsection 12(c)(iv) below or in subsection 12(c)(ii) above with respect to rents received by Seller or Purchaser after the date of Closing for the calendar month in which the Closing shall occur, no adjustment shall be made for delinquent rent owing to Seller on the date of Closing, and Purchaser shall be under no obligation to collect any such rents. Payments for rent received by Purchaser shall be deemed to be for and shall be applied in the following order: first, to rent then due and payable; second, to any delinquent rent for the period after the Closing; and third to any delinquent rent for the period prior to the Closing.

                  (iv) Notwithstanding the preceding subsections of this Section 12, in the event that any subsidy payments from MHFA or HUD are received after the Closing but indicate that they relate to a time period prior to the Closing, such subsidies shall be adjusted as of the Closing Date, with Seller entitled to all such subsidies relating to the period prior to the Closing and Purchaser entitled to all such subsidies relating to the period after the Closing, the parties acknowledging that such subsidy payments are often delayed, and may be received by either Seller or Purchaser after the Closing. Any party that receives rents or subsidy payments from tenants or MHFA or HUD to which the other party is entitled in accordance with the provisions of this Section 12 (c) shall promptly forward such rents or subsidy payments to such other party. The provisions of this Section 12 (c) shall survive the closing of the transactions contemplated in this Agreement.

              13. RISK OF LOSS.

              a) Until the Closing, the risk of loss by fire or other casualty to the buildings and improvements on the Property, and liability for personal injury or damage to property of others at the Property, shall be borne by Seller.

              b) In the event of damage by fire or other casualty to ten percent or more of the square footage of the improvements located on the Property prior to the Closing which is not reasonably capable of being repaired within ninety
(90) days, Seller shall notify Purchaser in writing of such damage, and Purchaser shall have the option to terminate this Agreement with respect to the Property by giving written notice of such election to Seller within ten (10) business days after receiving notice of such damage. If Purchaser shall exercise its right to terminate this Agreement pursuant to this Section l3 (b), the Deposit shall be handled in the manner contemplated in Section 2(a) hereof, and such parties shall be relieved of all further liabilities and obligations hereunder with respect to the Property. If Purchaser does not elect to terminate this Agreement within the ten business day period contemplated above or the damage affects less than ten percent of the square footage of the improvements located on the Property or if the damage is reasonably capable of being repaired within ninety (90) days, this Agreement shall remain in full force and effect and in such event Seller shall pay over and assign or cause to be paid over and assigned to Purchaser at the Closing any and all proceeds and claims under any casualty insurance policies insuring the damaged property, together with amount of any deductibles under any such policies. Seller shall have no obligation to repair casualty damage prior to the Closing.

              c) In the event that Purchaser shall be subject to a personal injury or property damage claim at any time relating to an incident occurring at the Property prior to the Closing, Seller shall defend (with counsel of its choice reasonably acceptable to Purchaser), indemnify and hold harmless Purchaser from and against all losses, damages, costs and expenses (including attorneys' fees) that Purchaser may suffer with respect to any such claim or incident. In the event

Seller fails to engage counsel who files an appearance in any such litigation within four weeks of being served with a complaint or other legal process in connection with a matter covered by the foregoing indemnification, Purchaser shall be entitled to engage its own counsel to defend such claim, and the reasonable cost of such counsel shall be an expense that is reimbursable to Purchaser pursuant to this subsection. Without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller will not enter into any settlement of any claims for which Purchaser is entitled to indemnification pursuant to this subsection if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of Purchaser for which Purchaser is not entitled to indemnification hereunder. This obligation to defend, indemnify and hold harmless shall survive the Closing.

              14. CONDEMNATION. If, prior to the Closing, all or ten percent or more of the square footage of the improvements on the Property is taken by eminent domain, Seller shall notify Purchaser in writing of such taking, and Purchaser shall have the option either (i) to elect not to acquire the Property by giving written notice of such election to Seller within ten (10) business days after receiving notice of such taking, in which case the Deposit shall be handled in the manner contemplated in Section 2(a) hereof, this Agreement shall terminate with respect to such Property and such parties shall be relieved of all further rights and obligations with respect thereto, or (ii) to acquire the Property at the Closing, subject to such action, without adjustment in the Purchase Price and otherwise in accordance with the terms and provisions of this Agreement, but Purchaser shall upon Closing be entitled to the proceeds of all awards made on account of such taking which would otherwise accrue to Seller. Purchaser shall give written notice to Seller of any election pursuant to this Section within ten (10) business days following receipt by Purchaser of any written notice of such taking or proposed taking. Failure of Purchaser to make such election within said period shall be deemed an election to proceed to Closing pursuant to clause (ii) above.

              15. BROKERS. Seller and the Purchaser each represent and agree to and with each other that they respectively have had no dealings, negotiations or consultations with any broker in connection with this Agreement or the sale of the Premises. The Seller and the Purchaser shall each indemnify and hold the others free and harmless from all losses, damages, costs and expenses (including attorneys' fees) that any of them may suffer as a result of any claim or suit brought by any broker or finder who claims that he participated with any of the Seller or the Purchaser, as the case may be, in this transaction. This obligation to defend, indemnify and hold harmless shall survive the Closing.

              16. REPRESENTATIONS AND WARRANTIES.

              a) To induce Purchaser to execute, deliver and perform its obligations under this Agreement, Seller represents and warrants to Purchaser as follows:

                  (i) Seller (i) is a limited partnership, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts; (ii) has the authority and power to enter this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the consent of its partners, the holders of the Assumed Mortgage Debt, MHFA, HUD and/or the Noteholder Beneficiaries (as hereinafter defined); and (iii) has duly authorized the execution and delivery of this Agreement and is duly bound to consummate the transactions contemplated hereby, subject to obtaining the consent of its partners, the holders of the Assumed Mortgage Debt, MHFA, HUD and/or the Noteholder Beneficiaries. The copies of the organizational documents of Seller delivered pursuant to Section 8 of this Agreement, which are listed on Schedule 16(a)(i) hereto. are true, correct and complete copies of such organizational documents.

                  (ii) Neither this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Seller of any agreement or contract to which it is bound or the Property is subject, or any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any government authority.

                  (iii) Seller (a) has good and marketable title to the Property in fee simple and to the Personal Property, (b) owns all of the Building Equipment and Personal Property, other than those items, if any, specified on
Schedule 8 (a) hereto, and (c) subject to the consent of its partners, the Noteholder Beneficiaries, MHFA and/or HUD, has the right to convey and transfer same to Purchaser, subject to the existing tenant leases and Permitted Encumbrances.

                  (iv) Seller has not received any notification of any pending or threatened condemnation, requisition or similar proceeding affecting the Property or any portion thereof.

                  (v) Except as otherwise disclosed in writing to Purchaser prior to the date of this Agreement, Seller has not received and, to Seller's knowledge, there are no notices, orders, decrees or judgments issued, pending issuance or threatened relating to any alleged or actual violation of fire, health, safety, traffic, sanitation, water pollution, environmental laws, codes or regulations, or other laws and regulations affecting, against or with respect to the Property (collectively, the "Laws"). Seller has not received any written notification of any action, suit, proceeding or investigation pending or threatened which might become a cloud on the title to the Property or any portion thereof. From and after the date hereof, Seller shall send to Purchaser (within five (5) business days following delivery to or receipt by Seller) copies of all correspondence, notices or other communications delivered to or received by Seller from federal, state or local governmental authorities or agencies in connection with the Property.

                  (vi) To Seller's knowledge, the Property complies with and there are no defaults or breaches by Seller or the Property of any of the covenants, conditions, restrictions, rights-of-way, or easements or other instruments encumbering the Property or any portion thereof.

                  (vii) To Seller's knowledge, no special taxes or assessments have been levied, assessed or imposed on or against the Property or any part thereof that have not been fully and finally paid or funds escrowed therefor, and neither Seller, nor to Seller's knowledge, any of its agents or employees have received any notice, or have any knowledge, of contemplated, threatened or pending special taxes or assessments affecting the Property or any part thereof. Without limiting the generality of the preceding sentence, to Seller's knowledge, there is no pending assessment made by the Town in which the Property is situated or any other authority with respect to the repair, maintenance or expansion of any water or sewage systems that may be located in any public right of way adjacent to the Property, or for any other public improvements or betterments of any type which would or could give rise to an assessment against the Property. Except as set forth on Schedule 16 (a)(vii) hereto, there are no real estate abatement agreements, exemptions or programs, payments in lieu of taxes or similar contracts or agreements affecting the Property which, to Seller's knowledge, will be affected in any adverse manner by virtue of the transfer of the Property to Purchaser at the Closing.

                  (viii) Attached hereto as Exhibit D is a true, correct and complete rent roll for the Property including each and every lease, license or other occupancy agreement affecting any portion of the Property as of January 31, 2000. There has been no material change to such rent roll between January 31, 2000 and the date hereof. Seller has performed in all material respects all obligations required to be performed by it under every lease, license or other occupancy agreement affecting any portion of the Property as of the date hereof, and is the landlord thereunder, free and clear of all liens, encumbrances or similar limitations other than the Permitted Encumbrances.

                  (ix) To Seller's knowledge, Seller has performed all material obligations required to be performed by it under all Regulatory Agreements, if any, affecting the Property, including those with HUD and MHFA, and to Seller's knowledge, Seller is not currently in default under any of such Regulatory Agreements.

                  (x) To Seller's knowledge, at the Closing, all Regulatory Reserves associated with the Property will be transferred to Purchaser, free and clear of the rights, title or interests of third parties to any portion of such funds, except for restrictions imposed on the use of such funds by the owner of the Property by HUD, MHFA or any other Regulatory Authority pursuant to the terms of the applicable Regulatory Agreements in effect on the Closing Date.

                  (xi) To Seller's knowledge, except as set forth on Schedule 16
(a)(xi) hereto, there has been no storage or use of hazardous materials on, in or under its Property, other than as may be permitted by and in compliance with applicable law, nor any reportable discharges or releases of hazardous materials on, in or under its Property. As used in this Agreement, the term "hazardous materials" means any hazardous or toxic chemical, agent, substance, material or waste, including any petroleum based substance, which is regulated by any local governmental authority, the Commonwealth of Massachusetts, the United States or any agency thereof, including, but not limited to substances defined by the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act or under the Massachusetts General Laws chapter 21E. To Seller's knowledge, the Property (i) is currently in compliance with (and there is no condition existing which, with the passage of time, will cause the Property not to comply with) all applicable health, safety, ecological, environmental inland wetland, flood control, pollution control and other similar laws, codes, regulations, standards, and orders applicable to the Property and (ii) is free from all hazardous materials which would constitute a health hazard or risk other than as may be permitted by and in compliance with applicable law. To Seller's knowledge, no portion of the Property has ever been used in the past for activities which, either directly or indirectly, involved the generation, release, storage, transportation or disposal of any hazardous material, other than customary amounts of cleaning supplies or similar materials stored and used in compliance with applicable law in connection with the operation of the Property. To Seller's knowledge, there are no underground oil tanks located at the Property.

                  (xii) Seller currently has no employees and will have no employees of Seller on the Closing Date. All persons employed in the operation and management of the Property are employees of Meredith Management Corporation, the current property manager of the Property, or its affiliate, Meredith Maintenance Corp.

                  (xiii) To Seller's knowledge, there are no permits, licenses, other than ordinary business licenses, or consents required by any governmental authority in connection with the use and occupancy of the Property that have not already been obtained.

                  (xiv) Unless approved by Purchaser in writing prior to Closing, as of the Closing, there will not be any service, supply or maintenance agreements, other than the Assumed Contracts, with respect to the Property or any portion thereof unless the same can be canceled upon thirty (30) days notice without the necessity of payment of any termination penalty or premium.

                  (xv) The Commercial Property Damage Insurance and Commercial General Liability Insurance presently carried by Seller for the Property is in the amounts specified on Schedule 5 attached hereto and made a part hereof.

                  (xvi) To Seller's knowledge, all public utilities required for the operation of the Property (including, without limitation, telephone, electric, gas, public water and public sanitary sewer) enter the Property through adjoining public streets and are connected to and servicing the Property.

                  (xvii) To Seller's knowledge, the Property legally includes the number of apartment units specified on Schedule 1 hereto, and has the minimum number of parking spaces required under applicable laws.

                  (xviii) To Seller's knowledge, the Property is structurally sound and all systems of the Property (including without limitation, septic systems, electrical systems, heating systems, air conditioning systems and plumbing systems) are in working order and condition.

                  (xix) Attached hereto as Exhibit K are copies of true and correct audited income statements and expense statements for the Property for calendar years 1997 and 1998, and unaudited year-to-date income statements and expense statements through December 31, 1999.

         The representations and warranties of Seller set forth above shall be true, accurate and correct in all material respects upon the date of execution of this Agreement. Except as expressly provided in the following sentence, the covenants, representations and warranties of Seller contained in this Agreement and the other documents executed and delivered in connection with the transactions contemplated herein shall survive the Closing for a period of one year, and Seller shall have no liability for breach of any of the representations and warranties set forth above unless written notice of such alleged breach is given to Seller prior to the end of such one year period. Notwithstanding the foregoing, Seller's representation and warranty in Section 16(a)(iii) relating to title to the Property (but not the Personal Property) shall not survive the Closing. Purchaser acknowledges and agrees that neither Seller nor any agent or representative of the foregoing has made any representations, nor held out any inducement to Purchaser other than those expressed herein. Except as otherwise provided in Section 18 of this Agreement, the representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, document or other writing delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by any person acting on behalf of any such party. In the event any of the representations or warranties of Seller is untrue, Purchaser shall have the remedies specified in Section 18 of this Agreement.

              b) REPRESENTATIONS AND WARRANTIES OF PURCHASER. To induce Seller to execute, deliver and perform its obligations under this Agreement, Purchaser represents and warrants to Seller on and as of the date hereof as follows:

                  (i) Purchaser: (i) is a corporation, duly organized and validly existing under the laws of the State of Delaware; (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Purchaser.

                  (ii) Purchaser has all necessary power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by Purchaser and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity.

                  (iii) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent (except such consents as have been obtained) under (i) the organizational documents of Purchaser, (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any agreement or instrument to which Purchaser is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of Purchaser pursuant to the terms of any such agreement or instrument.

                  (iv) There is no action, suit, proceeding or investigation pending or, to the knowledge of Purchaser, currently threatened against Purchaser that would reasonably be expected to, either individually or in the aggregate, have a material adverse affect on the business, capitalization, operations, properties or condition (financial or otherwise) of Purchaser, or result in any adverse material change in the current equity ownership of Purchaser.

                  (v) The transactions contemplated in this Agreement are not subject to, or are exempt from, the provisions of the Hart Scott Rodino Act.

              17. CONDITIONS TO CLOSING.

              a) Purchaser's obligations to close hereunder are conditioned upon the following:

                  (i) It shall be a condition to all of the parties' obligations to perform that Seller has obtained, to the extent required in Seller's partnership agreement, other operative agreements to which Seller is a party, and/or under applicable law, the requisite consent or approval of the requisite percentage of Seller's general and limited partners to the transactions contemplated in this Agreement.

                  (ii) It shall be a condition to all of the parties' obligations to perform that Purchaser or Seller has obtained all necessary approvals and consents to the transfer of the Property to Purchaser or a Permitted Assign, subject to the Assumed Mortgage Debt from the holders of such mortgages.

                  (iii) It shall be a condition to all of the parties' obligations to perform that Purchaser or Seller has obtained all other necessary approvals and consents to all of the transactions contemplated herein, including, without limitation, approvals from HUD, MHFA, and such other approvals, permits and consents as are necessary in order to permit Purchaser or an affiliate to acquire title to, manage and operate the Property, free and clear of the rights of all third parties. Purchaser and Seller agree to cooperate and use each of their reasonable good faith efforts in obtaining all of the approvals and consents contemplated in this Section 17.

                  (iv) Delivery at the Closing of all documents required to be delivered by Seller pursuant to Section 8 hereof.

                  (v) All  representations and warranties of Seller set forth in
Section 16 hereof being true and correct in all material respects as of the Closing.

                  (vi) It shall be a condition to Purchaser's obligations to perform that it or an affiliate has acquired title to, and the exclusive right to perform property management services at, three other apartment complexes owned by affiliates of the Seller's general partner in Sturbridge, Massachusetts, Fall River, Massachusetts, and Amherst, Massachusetts. In the event that Purchaser's right to acquire any of such other three apartment complexes and related management agreements is terminated by Purchaser by virtue of its investigations during its due diligence period, as permitted under the terms of such other agreements, the failure of Purchaser or an affiliate to own or manage such terminated apartment complex shall no longer be a condition precedent to the Closing contemplated under this Agreement, but shall not affect the condition precedent set forth in this subsection with respect to any of such other three apartment complexes specified above which Purchaser has not so terminated its rights to acquire during such due diligence period. The condition precedent in this Section 17(a)(vi) may be waived in writing by Purchaser in its sole and absolute discretion.

                  (vii) The rent roll that is provided by Seller under Paragraph 8 (e) hereof disclosing a total gross rental amount from the Property that is not less than 93% of the total gross rental amount (actual versus potential rental amount) that is shown on the Rent Roll that is attached hereto as Exhibit D.

         In the event any of the foregoing conditions precedent are not satisfied or waived by Purchaser in writing prior to the scheduled Closing Date, Purchaser shall be entitled, by written notice to Seller, to elect to terminate this Agreement by virtue of the failure to satisfy one or more of such conditions precedent, in which event Escrow Agent shall handle the Deposit in the manner contemplated in Section 2(a) hereof, this Agreement shall terminate, and Purchaser and Seller shall have no further liabilities or obligations to each other, except under any provisions of this Agreement that expressly survives the termination thereof.

              b) Seller's obligations to close hereunder are conditioned upon the following:

                  (i) The satisfaction of the conditions  precedent set forth in
Section 17 (a)(i) -(iii) above.

                  (ii) Delivery at the Closing of all documents required to be delivered by Purchaser pursuant to the terms of this Agreement.

                  (iii) All representations and warranties of Purchaser set forth in Section 16(b) hereof being true and correct in all material respects as of the Closing.

                  (iv) The receipt from MHFA of a satisfactory release of Seller's obligations under the assumed MHFA debt, as set forth in Section 34 hereof.

                  (v) The absence of any uncured default by Purchaser or Grove Operating, L.P. under agreements, dated as of the date of this Agreement, relating to the purchase or exchange of five other apartment complexes and related property management contracts owned by affiliates of Seller's general partner in Sturbridge, Massachusetts, Fall River, Massachusetts, Clinton, Massachusetts, Beverly, Massachusetts and Amherst, Massachusetts. Such condition precedent may be waived in writing by Seller in its sole and absolute discretion.

         In the event any of the foregoing conditions precedent are not satisfied or waived by Seller in writing prior to the scheduled Closing Date, Seller shall be entitled, by written notice to Purchaser, to elect to terminate this Agreement by virtue of the failure to satisfy one or more of such conditions precedent, in which event Escrow Agent shall handle the Deposit in the manner contemplated in Section 2(a) hereof, this Agreement shall terminate, and Purchaser and Seller shall have no further liabilities or obligations to each other, except under any provisions of this Agreement that expressly survives the termination thereof.

              c) Both of the parties' obligations to close hereunder are conditioned upon the following: As partial consideration for its acquisition of certain partnership interests in Seller, Capital Realty Investors-III Limited Partnership, a Maryland limited partnership, executed and delivered a promissory note (the "CRI Note") for the benefit of the former general and limited partners of Seller (together with their respective successors and assigns, the "Noteholder Beneficiaries"). The current general and limited partnership interests of Seller were pledged pursuant to a certain Security Agreement (the "Noteholder Security Agreement") to a nominee trust (the "Trust") for the benefit of the Noteholder Beneficiaries as security for the payment of principal and interest under the CRI Note. The Noteholder Security Agreement prohibits, inter alia, the sale, transfer or assignment of the Premises without the consent of the Trust. Accordingly, the transactions contemplated hereunder require the consent of the Trust, which requires the consent of the requisite Noteholder Beneficiaries. In the event the foregoing condition precedent is not satisfied prior to the scheduled Closing Date, either party shall be entitled, by written notice to the other, to elect to terminate this Agreement by virtue of the failure to satisfy such condition precedent, in which event Escrow Agent shall handle the Deposit in the manner contemplated in Section 2(a) hereof, this Agreement shall terminate, and Purchaser and Seller shall have no further liabilities or obligations to each other, except under any provisions of this Agreement that expressly survives the termination thereof.

              18. DEFAULT BY THE SELLER.

              a) Seller shall be in default under this Agreement in the following events:

                  (i) If Seller shall fail to perform and comply with the agreements and conditions which are required to be performed or complied with by Seller pursuant to this Agreement; or

                  (ii) If Seller's warranties and  representations  contained in
Section 16 above shall not have been true in all material respects when made.


              b) If Seller shall be in default under this Agreement, Grove shall be entitled to: (i) terminate this Agreement, in which event the Deposit shall be handled in the manner contemplated in Section 2 (a) hereof; (ii) seek specific performance, and reduce the Purchase Price by the cost of legal expenses incurred in obtaining such specific performance; and/or (iii) pursue any other remedy available to Purchaser in law or equity; provided, however, that with respect to subsection (iii) above: (1) Purchaser shall not be entitled to seek damages from either

Seller if a representation or warranty was true in all material respects on the date of this Agreement, but subsequently becomes untrue following the execution of this Agreement and prior to the Closing through no action of Seller or its agents or employees; and (2) Seller shall not have any liability for damages where the aggregate damages that Purchaser and its affiliates have suffered by virtue of defaults total less than Ten Thousand Dollars ($10,000), nor shall such damages exceed a maximum of One Hundred Thousand Dollars ($100,000). Purchaser and its affiliates shall not be entitled to recover any damages with respect to a representation or warranty of Seller if either Damon Navarro, Brian Navarro or Munawar Cheema knew that such representation or warranty was untrue prior to the Closing, but nevertheless chose to close the transaction contemplated in this Agreement.

              19. DEFAULT BY THE PURCHASER.

              a) The Purchaser shall be in default under this Agreement in the event that the Purchaser shall fail to perform and comply with the agreements and conditions which are required to be performed or complied with by the Purchaser pursuant to this Agreement.

              b) If the Purchaser shall be in default under this Agreement prior to the Closing, Seller shall be entitled to terminate this Agreement and retain the Deposit as liquidated damages, and all other rights and liabilities of the parties hereto by reason of this Agreement shall be deemed at an end. The parties agree that the retention of sums paid hereunder shall be considered as full liquidated damages by reason of the uncertainty and impossibility of ascertaining actual damage suffered by a Seller. All parties agree that the aforesaid amount constitutes a reasonable forecast of damages which would be sustained by a Seller in the event of the Purchaser's breach. The foregoing shall not limit in any respect the remedies at law or equity, including without limitation specific performance, that Seller may have against Purchaser or any of its affiliates, with respect to a default by either Purchaser or any of its affiliates that first occurs after the Closing. Seller shall not be entitled to recover any damages with respect to any representation or warranty of Purchaser if either Sidney Rosenthal or John Rosenthal knew that such representation or warranty was untrue prior to the Closing, but nevertheless chose to close the transaction contemplated in this Agreement.

              20. PRIOR AGREEMENTS. This Agreement constitutes the entire agreement by and between the parties hereto affecting the Property and supersedes any and all previous agreements, written or oral, between the parties and affecting the Premises. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

              21. SURVIVAL OF ALL REPRESENTATIONS AND WARRANTIES. Except as otherwise expressly provided herein or in any other documents delivered in connection with the transactions contemplated hereby, all representations, warranties, covenants and agreements of Seller and Purchaser contained herein shall survive the Closing and shall not merge in the Deed to be given by Seller, even though not inserted or otherwise included in such Deed.

              22. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of law provision or rule.

              23. SUCCESSORS AND ASSIGNS. The rights and obligations contained herein shall be binding upon and inure to the benefit of the Seller, the Purchaser, and their successors and assigns. The Purchaser shall not assign this Agreement without the Seller's written consent, except to an entity in which Purchaser, Grove Property Trust or Grove Operating, L.P. has a direct or indirect ownership interest (a "Permitted Assign"). Such assignment shall not relieve Purchaser from any of its obligations hereunder.

              24. WAIVER OF CONDITIONS. Notwithstanding any provision of this Agreement, either party may at its option waive in writing any provision that is a condition to its performance hereunder and close the transaction.

              25. NOTICES. Any notice, report, request or demand required, permitted, or desired to be given under this Agreement shall be in writing and shall be deemed to have been properly served, for all purposes only if sent by registered or certified mall, or nationally recognized overnight courier, return receipt requested, to the respective party at the addresses set forth below, and shall be deemed to have been given or served only on the date received or rejected:

         If to the Purchaser:       Grove Corporation
                                    598 Asylum Avenue
                                    Hartford, CT  06105
                                    Attn:  Mr. Damon Navarro

         Copy to:                   Cummings & Lockwood
                                    Four Stamford Plaza
                                    P.O. Box 120
                                    Stamford, CT 06904-0120
                                    Attn:  Michael J. Hinton, Esq.

         If to the Seller:          c/o Advanced Properties, Inc.
                                    Attention: Mr. John E. Rosenthal
                                    One Bridge Street, Suite 300
                                    Newton, Massachusetts 02458

         Copy to:                   Goodwin, Proctor & Hoar LLP
                                    Exchange Place
                                    Boston, MA 02109-2881
                                    Attn:  Paul F. McDonough, Jr., Esq.
                                    and Bruce Tribush, Esq.

              26. CONFIDENTIALITY/EXCLUSIVITY. The terms and provisions of this Agreement shall remain confidential and shall not be disclosed, by either Purchaser or Seller, to any third party other than: (i) the current and former partners of Seller; (ii) the current property managers of the Properties and any other third parties who provide services to the Properties, whose services will effectively be terminated upon the Closing contemplated herein; (iii) as may be required by law or regulation (including, without limitation, disclosure to HUD, MHFA and the

Securities and Exchange Commission), in connection with any litigation or other enforcement proceeding among the parties to this agreement, or to comply with the filing requirements of any applicable law or rule; or (iv) any counsel, accountants, consultant, or agent assisting Seller with the sale of the Property and any counsel, accountants, consultant, or agent assisting Purchaser with the purchase of the Property. If Purchaser does not proceed with the purchase of the Properties, Purchaser shall return to Seller all materials and information furnished to it by Seller or Seller' agents in connection with its review of the Properties. Seller shall, and shall direct its agents, not to solicit, offer, or accept an offer for the purchase of the Properties from any other parties until the termination of this Agreement.

              27. KNOWLEDGE. Whenever a representation or warranty is made in this Agreement on the basis of the knowledge of Seller, such representation and warranty is made on the basis of the actual knowledge of Sidney J. Rosenthal and/or John E. Rosenthal on the date that such representation or warranty is made, after due inquiry of Bill Mancini (the Director of Property Management of Meredith Management Corporation) and the site manager having supervisory responsibility for the management of the Property.

              28. ATTORNEYS' FEES. If an action is brought to enforce or interpret the provisions and conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

              29. SEVERABILITY. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

              30. CAPTIONS. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

              31. DRAFTING ROLES. Seller and Purchaser agree that each has played a material role in the negotiation and drafting of this Agreement, and that this Agreement shall not be construed against any party merely because of that party's role in the drafting thereof, and that no other rule of strict construction shall be applied.

              32. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A facsimile of a signature shall have the same legal effect as an originally drawn signature.

              33. AUTHORITY OF SIGNATORIES. The individuals executing this Agreement on behalf of Seller and Purchaser each warrant and represent to the other parties hereto that such individual is duly authorized and has the right to enter into this Agreement on behalf of such entities (subject to the approval by Seller's limited partners where required by its partnership agreement), and that this Agreement shall be binding on the entity for which such individual is signing. The general partner executing this Agreement on behalf of Seller agrees to vote its general partnership interest, as well as any limited partnership interests it owns or controls in Seller, in favor of the transactions contemplated under this Agreement, as well as to recommend approval of such transactions to the other partners of Seller.

              34. RELEASE FROM MHFA. It shall be a condition precedent to the Seller's obligations under this Agreement that Purchaser or a Permitted Assign assume all of the obligations, from and after the date of such assumption agreement, of the Seller and its general partner, under the indebtedness that constitutes the Assumed Mortgage Debt, and that the Seller receives a release from the MHFA of all of the Seller's and its general partner's obligations with respect to such assumed MHFA indebtedness, from and after the date of such assumption.

         IN WITNESS WHEREOF, each of the Seller and the Purchaser have hereunto set their hands and seals as of the day and year first above written.

Signed, Sealed, and Delivered in the Presence of:

                                          PURCHASER:

                                              Grove Corporation
/s/ Sheila J. Daley
----------------------------

/s/ Michele Hull                          By: /s/ Joseph R. LaBrosse
----------------------------                  ----------------------------
                                              Its



                                          SELLERS:

                                          ROBERTS-MILFORD ASSOCIATES
                                          LIMITED PARTNERSHIP
----------------------------

/s/ Bruce Tribush
----------------------------              By:  Advanced Properties, Inc.,
                                               a general partner

                                          By: /s/ John E. Rosenthal
                                              ----------------------------
                                              Its:
                                              Title: Treasurer and Clerk